Exhibit 99.1

MEDCATH CONTACTS: O. Edwin French President & Chief Executive Officer (704) 708-6600	James E. Harris Chief Financial Officer (704) 708-6600
MEDCATH CORPORATION COMPLETES RECAPITALIZATION OF
HARLINGEN MEDICAL CENTER
     CHARLOTTE, N.C., July 16, 2007 — MedCath Corporation (Nasdaq: MDTH) announced today that it has completed a recapitalization of its Harlingen Medical Center, located in Harlingen, Texas.
     As part of the recapitalization, MedCath and Valley Baptist Health System, a not-for-profit health system located in Harlingen, Texas, have each elected to convert a portion of their existing debt with Harlingen Medical Center to ownership in the hospital. Following conversion, Harlingen Medical Center is owned 36.0% by MedCath, 32.1% by Valley Baptist and 31.9% by local physician investors. In addition, MedCath and Valley Baptist sponsored the formation of HMC Realty LLC. MedCath holds 36.1% and Valley Baptist holds 18.6% of HMC Realty LLC, which acquired the real property of Harlingen Medical Center. HMC Realty LLC entered into a long-term lease with Harlingen Medical Center. Long-term financing was provided to HMC Realty LLC by the Healthcare & Energy Finance group of Citicorp Leasing, Inc.
     “We’re excited to have Valley Baptist become an owner in Harlingen Medical Center as we contemplated when we restructured Harlingen Medical Center in late 2005. We look forward to working with them and our physician partners to grow and continue to provide quality care to the people in the Rio Grande Valley area of South Texas,” said Ed French, MedCath’s President and Chief Executive Officer. “Through this recapitalization we have solidified the hospital’s ownership and have greatly improved its capital structure and flexibility.”
     Valley Baptist made its convertible debt investment in Harlingen Medical Center in December 2005. “We welcomed the opportunity to convert our debt to ownership in Harlingen Medical Center earlier than we originally intended as we recognize the strategic value afforded us as equity holders in Harlingen Medical Center,” said James G. Springfield, President and Chief Executive of Valley Baptist Health System in Harlingen, Texas. “We look forward to working more closely with Harlingen Medical Center, the local physician investors and MedCath to continue Valley Baptist’s commitment to providing leading care to the local community.”

     MedCath expects that the recapitalization will be $0.02 accretive to its annual earnings per share. Beginning with its quarterly reporting period ending Sept. 30, 2007 MedCath will report the contribution from Harlingen Medical Center and HMC Realty LLC as equity in net earnings of unconsolidated affiliates. For the twelve months ended March 31, 2007, the change in reporting would have resulted in MedCath reporting lower consolidated net revenue and Adjusted EBITDA of $75.1 million and $9.9 million, respectively.
     MedCath, together with local physicians, opened Harlingen Medical Center in October 2002. The 114-bed facility includes an 18-bed Women’s Center, a 32-bed Critical Care Unit and a 64-bed Medical-Surgical Unit.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns interest in and operates eleven hospitals with a total of 667 licensed beds, located n Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners manage the cardiovascular program at various hospitals and provide services in diagnostics and therapeutic facilities in various states.
     Valley Baptist Health System, one of the largest and most respected integrated healthcare systems in South Texas with 850 licensed beds, has hospitals in Harlingen and Brownsville, and has been serving the Rio Grande Valley community with distinction since 1925.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward- looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     Risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Registration Statement on Form S-3/A filed with the Securities and exchange Commission on March 29, 2007. A copy of this registration statement, including exhibits, is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.
     This release contains references to Adjusted EBITDA, a measure of MedCath’s projected financial performance that is not calculated and presented in conformity with generally accepted accounting principles (“GAAP”). Adjusted EBITDA represents MedCath’s income (loss) from continuing operations before interest expense; interest and other income, net; income tax expense (benefit); depreciation; amortization; share-based compensation expense; gain (loss) on disposal of property, equipment and other assets; loss on early extinguishment of debt; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies.